EXHIBIT 7.5

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that Amendment No. 2 to the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them.

Discovery Communications Holding, LLC

By:	/s/ Christina Wadyka
Name:	Christina Wadyka
Title:	Senior Vice President & Assistant Secretary

HowStuffWorks, Inc.

By:	/s/ Jeff Arnold
Name:	Jeff Arnold
Title:	President and Treasurer